Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen California AMT-Free Municipal Income Fund
811-21212

The Registrant has added new series of the preferred share class, as stated in the Statement Establishing and Fixing the Rights and Preferences of Institutional MuniFund Term Preferred Shares, containing a description of the securities. A copy of such Statement is attached to the N-SAR filing for the Registrant under Sub-Item 77Q1(a) and it is herewith incorporated by reference to Sub-Item 77I.